Exhibit 99.1 NEWS RELEASE

December 16, 2019
Noble Midstream to Transfer Stock Exchange Listing to Nasdaq
Ticker symbol will remain “NBLX”

Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) (the “Partnership” or “Noble Midstream”) announced that it will voluntarily transfer its stock exchange listing to the Nasdaq Global Select Market from the New York Stock Exchange, effective December 27, 2019 after market close. Noble Midstream units are expected to begin trading as a Nasdaq-listed security on December 30, 2019. The Partnership will retain its current ticker symbol “NBLX”.
“Our stock exchange move will allow us to leverage Nasdaq’s cutting-edge technology and information in serving our unit holders, while furthering our focus on cost efficiencies throughout the organization. We are excited to be joining many of the world’s largest and most innovative companies on Nasdaq,” commented Brent Smolik, the Partnership’s CEO.
About Noble Midstream Partners LP
Noble Midstream is a growth-oriented master limited partnership formed by Noble Energy, Inc., to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.
Contacts:
Tom Christensen
Chief Financial Officer
(832) 639-7524
tom.christensen@nblmidstream.com
Park Carrere
Manager, Investor Relations
(281) 872-3208
park.carrere@nblenergy.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the Partnership’s targeted leverage and distribution growth, its customers’ ability to meet their drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the ability of third parties to complete construction of pipelines in which the Partnership holds equity interests on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership’s most recent Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.